Exhibit 2.2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to Business Combination Agreement is made and entered into effective as of February 12, 2020, by and among (i) Tiberius Acquisition Corporation, a Delaware corporation (including any successor thereto, “Purchaser”), (ii) Lagniappe Ventures LLC, a Delaware limited liability company (the “Sponsor”), solely in its capacity under the Business Combination Agreement (as defined below) as the Purchaser Representative (the “Purchaser Representative”), (iii) International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “Company”), (iv) Wasef Jabsheh in his capacity under the Business Combination Agreement as the Seller Representative (the “Seller Representative”), (v) International General Insurance Holdings Ltd., a Bermuda exempted company (“Pubco”), and (vi) Tiberius Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”). Any capitalized term used but not defined herein will have the meaning ascribed thereto in the Business Combination Agreement.

WHEREAS, Purchaser, Purchaser Representative, the Company, and Seller Representative are parties to that certain Business Combination Agreement made and entered into as of October 10, 2019 (as amended by the Joinders (as defined below), the “Original Agreement”);

WHEREAS, each of Pubco and Merger Sub subsequently became a party to the Original Agreement by executing and delivering a joinder to the Business Combination Agreement (the “Joinders”);

WHEREAS, on the date hereof, Purchaser, the Sponsor, the Company and Pubco entered in a Letter Agreement, dated as of February 12, 2020 (the “Letter Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Business Combination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Inclusion of New Section 9.2(j). Section 9.2 of the Business Combination Agreement is hereby amended to add the following Section 9.2(j):

(j) Letter Agreement. The Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and the Sponsor and Purchaser shall have complied with all of the terms of the Letter Agreement, and shall have taken the actions required thereunder, to be taken at or prior to the Closing.

2. Definitions. Section 13.1 of the Business Combination Agreement is hereby amended to add the following definition therein:

“Letter Agreement” means that certain Letter Agreement, dated as of February 12, 2020, by and among Purchaser, the Sponsor, the Company and Pubco. The Letter Agreement shall be an Ancillary Document.

3. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such inconsistency, be disregarded. Sections 11.2, 12.3 through 12.8, 12.12 and 12.13 of the Original Agreement are hereby incorporated by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Business Combination Agreement as of the date first written above.

Purchaser:

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew Poole
Name: Andrew Poole
Title: Chief Investment Officer

Purchaser Representative:

LAGNIAPPE VENTURES LLC, solely in its capacity as the Purchaser Representative

By:	/s/ Michael Gray
Name: Michael Gray
Title: Managing Member

The Company:

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Wasef Jabsheh
Name: Wasef Jabsheh
Title: Chief Executive Officer

Seller Representative:

By:	/s/ Wasef Jabsheh
Wasef Jabsheh, solely in the capacity as the Seller Representative

Pubco:

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Pervez Rizvi
Name: Pervez Rizvi
Title: Director

Merger Sub:

TIBERIUS MERGER SUB, INC.

By:	/s/ Wasef Jabsheh
Name: Wasef Jabsheh
Title: Chief Executive Officer